EXHIBIT 99.1

       Roger Brown Appointed to McDermott's Board of Directors

    NEW ORLEANS--(BUSINESS WIRE)--Feb. 4, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott") announced today that Roger A. Brown has been appointed to McDermott's board of directors, effective Feb. 24, 2005. Mr. Brown will be a member of the compensation committee and the governance committee.
    Brown, 60, currently serves as president of Smith Technologies, a business unit of Smith International Inc. (NYSE:SII). Mr. Brown has served in this role since July 1998. Before his current position, Brown was president of Smith Diamond Technology since April 1995. Earlier in his career, Brown served in a variety of leadership positions at Camco International prior to its acquisition by Schlumberger, including vice president of Reda Pump Company, president of Hycalog, and as Camco's general counsel and corporate secretary. Mr. Brown earned his bachelor's of science and doctorate of jurisprudence degrees from The University of Oklahoma.
    "Roger Brown is a seasoned oilfield services executive with over 30 years of experience to draw upon," said Bruce W. Wilkinson, chairman and chief executive officer of McDermott. "We welcome Roger to McDermott's board of directors and look forward to his many contributions."
    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5011
             jroueche@mcdermott.com
             www.mcdermott.com